UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EMTEC, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Copies of all communications to:
Stephen M. Leitzell
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
215.994.2621

EMTEC, INC.
525 Lincoln Drive West
5 Greentree Center, Suite 117
Marlton, New Jersey 08053

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 2, 2009

Dear Stockholders,

The Annual Meeting of Stockholders of Emtec, Inc. (the “Company”) will be held at The Enterprise Center at BCC, 3331 Route 38, Mt. Laurel, New Jersey 08054, on Monday, February 2, 2009, commencing at 10:00 a.m for the following purposes:

•	To elect three Class A directors to the Board of Directors to serve for a term ending at the 2012 Annual Meeting and until his respective successor has been elected and qualified;
•	To elect one Class B director to the Board of Directors to serve for a term ending at the 2010 Annual Meeting and until his successor has been elected and qualified;
•	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2009;
•	To approve the amendment to the Company’s 2006 Stock-Based Incentive Plan to increase the number of shares authorized for issuance from 1,400,000 to 2,543,207 (“Amendment”); and
•	To attend to any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The proxy statement, form of proxy and annual report are also available at www.emtecinc.com. The record date for determining those stockholders who will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof is December 29, 2008. The stock transfer books of the Company will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company.

You are cordially invited to attend the meeting in person. We maintain contact information for stockholders, both by telephone and email, on our website at www.emtecinc.com under the heading “About Us —  Investor Relations” if you require directions to the meeting. By following the link, you will be given access to our telephone number and mailing address as well as a link for providing email correspondence to Investor Relations. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy, which is solicited by us and our Board of Directors, and promptly return it in the pre-addressed envelope provided for that purpose. Any stockholder may revoke his or her proxy at any time before the Annual Meeting by giving written notice to such effect, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person.

EMTEC, INC.
By: Sam Bhatt, Secretary

Marlton, New Jersey
December 29, 2008

EMTEC, INC.
525 Lincoln Drive West
5 Greentree Center, Suite 117
Marlton, New Jersey 08053

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 2, 2009

This proxy statement and the accompanying proxy card are being mailed beginning on or about December 30, 2008 to the owners of shares of common stock of Emtec, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on February 2, 2009, at 10:00 a.m. at The Enterprise Center at BCC, 3331 Route 38, Mt. Laurel, New Jersey 08054 and any adjournment thereof (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting and as further discussed herein. This proxy procedure is necessary to permit all holders of our common stock, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors (the “Board”) does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting.

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended August 31, 2008, accompanies this proxy statement.

EMTEC, INC.

i

QUESTIONS AND ANSWERS

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke your proxy at any time before it is voted by written notice to the Secretary of the Company by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than two, to whom you wish to give your proxy.

Q:	Who Is Soliciting my Vote?
A:	This proxy solicitation is being made on behalf of us and our Board of Directors. Proxies are being solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by us. In addition to the use of mail, proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our common stock.
Q:	Who Is Entitled to Vote?
A:	Stockholders as of the close of business on December 29, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting. On that date, 15,141,993 shares of our Common Stock were outstanding and eligible to vote. Every holder of Common Stock is entitled to one vote for each share held. A list of stockholders eligible to vote will be available at our principal place of business, 525 Lincoln Drive West, 5 Greentree Center, Suite 117, Marlton, New Jersey, beginning January 5, 2009. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.
Q:	Who Will Count the Vote?
A:	Representatives of our transfer agent, Zions Bank, will count the votes.
Q:	Is my Vote Confidential?
A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Zions Bank, and handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as needed to permit Zions Bank to tabulate and certify the vote and (2) as required by law. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management. Your identity will be kept confidential unless you ask that your name be disclosed.
Q:	What Is a Quorum?
A:	A “quorum” is a majority of the outstanding shares of our common stock entitled to vote on December 29, 2008. These shares must be present at the Annual Meeting, in person or by proxy, for the meeting to be held for the transaction of business.

Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	How Many Votes Are Required for the Approval of the Proposals?
A:	Assuming a quorum is present, the directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting. Because directors are elected by a plurality of the votes cast by the holders of shares entitled to vote, abstentions will have no effect on Items 1 and 2. Ratification of the appointment of our independent registered public accounting firm and the Amendment to the Company’s 2006 Stock-Based Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Items 3 and 4. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. Broker non-votes are not counted in determining whether there is a plurality for any director under Items 1 or 2 or whether the affirmative vote required for the approval of Items 3 and 4 has been cast.
Q:	How Does the Board Recommend I Vote?
A:	The Board recommends a vote “FOR” the Board nominees (Item 1 and 2), “FOR” the ratification of the Board of Directors’ appointment of McGladrey & Pullen, LLP as the independent, registered certified public accountants of the Company for the upcoming year (Item 3), and “FOR” the ratification of the Amendment of the Company’s 2006 Stock-Based Incentive Plan (Item 4).
Q:	Who Can Attend the Annual Meeting?
A:	All stockholders as of December 29, 2008, the record date, can attend. If your shares are held through a broker and you would like to attend, please bring a copy of your brokerage account statement or an omnibus proxy (which you can obtain from your broker) to gain entrance to the Annual Meeting.
Q:	How Will Voting on any Other Business Be Conducted?
A:	We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Dinesh R. Desai, our Chairman, President and Chief Executive Officer, and Stephen C. Donnelly, our Chief Financial Officer, to vote on such matters at their discretion.
Q:	Who Are the Largest Principal Stockholders?
A:	As of December 29, 2008, Mr. Desai owned a total of 7,806,990 shares of our Common Stock (51.56%), 7,022,488 of which are owned through DARR Westwood LLC, in which he is a sole member and 600,000 of which are owned through DARR Emtec LLC, in which he is a member, and Mary Margaret Grabel, spouse of Keith Grabel, President of Sales and Marketing, owned 1,905,622 shares (12.59%).

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Certificate of Incorporation, as amended and Amended and Restated Bylaws, our business, property and affairs are managed under the direction of the Board of Directors (the “Board”). The Board delegates the conduct of business to the Company’s senior management team. Although our non-employee directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

Board and Committee Meetings

Our Board usually meets four times a year in regularly scheduled meetings. It may meet more often if necessary. During the fiscal year ended August 31, 2008, the board held eight meetings. Each director attended all of the meetings. The Chairman usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may also raise other matters at the meetings.

We have a Code of Ethics, which was adopted in its current form in July 2004, applicable to all of the Company’s employees, including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer, as well as the members of our Board. The Code of Ethics seeks to ensure compliance with all applicable laws and to maintain the highest standards of ethical conduct. The Code of Ethics sets out basic principles and methodology to help guide all of our officers, directors and employees in the attainment of this common goal.

Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Board of Directors considers, among other things, an individual’s business experience, industry experience, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

Any stockholder recommendation of a director candidate should include the candidate’s name, biographical data and a detailed description of the candidate’s qualifications for Board membership, and should be sent to Emtec, Inc., 525 Lincoln Drive West, 5 Greentree Center, Suite 117, Marlton, New Jersey 08053, Attention: Sam Bhatt. Any stockholder recommendations must be submitted in sufficient time for an appropriate evaluation by the Board.

Stockholder Communication with Board Members

We maintain contact information for stockholders, both by telephone and email, on our website at www.emtecinc.com under the heading “About Us — Investor Relations.” By following the link, a stockholder will be given access to our telephone number and mailing address as well as a link for providing email correspondence to Investor Relations. Communications sent to Investor Relations and specifically marked as a communication for our Board will be forwarded to the Board or specific members of the Board as directed in the stockholder communication. In addition, communications received via telephone or mail that are directed to the Board are forwarded to the Board by one of our officers.

Board Member Attendance at Annual Meetings

Our Board of Directors does not have a formal policy regarding attendance of directors at our annual stockholder meetings, although all directors are encouraged to attend the meeting. All directors attended our 2008 Annual Meeting of Stockholders on January 29, 2008.

Director Independence

The Board of Directors has determined that two of its members, Gregory Chandler and Robert Mannarino, would be independent under the NASDAQ listing standards if those standards were applicable to the Company.

Committees of the Board of Directors.  The Board of Directors has established two standing committees.

Audit Committee — assists the Board of Directors in monitoring: (i) the integrity of the consolidated financial statements of the Company; (ii) the Company’s compliance with legal and regulatory requirements related to the financial statements, including the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that have been established relating to such financial statements; and (iii) the independence and performance of the Company’s external auditors. In addition, the Audit Committee maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our external auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility. Each of the members of the Audit Committee is independent as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and would be independent under the NASDAQ listing standards if those standards were applicable to the Company. The Audit Committee met six times during 2008. The Audit Committee has adopted a written charter, a copy of which is available on our Internet website at www.emtecinc.com. Please note that information on our website is not incorporated by reference into this Proxy Statement. The current members of the Audit Committee are Mr. Chandler (Chairman) and Mr. Mannarino. The Board has determined that Mr. Chandler is an audit committee financial expert, as described in Rule 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Compensation Committee — reviews and determines compensation arrangements for the President and the other executive officers. The Compensation Committee also administers our equity compensation plans and makes recommendations to the Board of Directors regarding the compensation to be provided to the directors. The Compensation Committee has adopted a written charter, a copy of which is available on our Internet website at www.emtecinc.com. The Compensation Committee held twenty-three meetings during 2008. The current members of the Compensation Committee are Mr. Mannarino (Chairman) and Mr. Chandler. Each member of the Compensation Committee would be “independent” as defined under the NASDAQ listing standards if those standards were applicable to the Company.

Nominating and Corporate Governance — At this time, given that the Board consists of five members, two of whom would be “independent” under the NASDAQ listing standards if those standards were applicable to the Company, the Board has concluded that all members of the Board of Directors should convene for purposes of considering potential candidates to the Board. We expect that the Board will continue to review whether formation of a nominating and governance committee is appropriate.

The directors who would be considered “independent” under the NASDAQ listing standards if those standards were applicable to the Company (the “Independent Directors”) will consider director candidates recommended by stockholders. A description of the procedures a stockholder must follow to submit a director candidate and the criteria the Independent Directors will use to evaluate candidates is set forth on page 3 under the subheading “Board and Committee Meetings” and on page 28 under the heading “Stockholder Proposals for the 2010 Annual Meeting.”

ELECTION OF DIRECTORS
ITEMS 1 AND 2 ON PROXY CARD

Our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws provide that our business will be managed by a Board of Directors. Our Board of Directors currently has five directors, divided into two classes. Four of the directors are Class A directors and one of the directors is a Class B director. Each of the Class A directors serves for a term of three years or until his successor is elected and qualified and the Class B director serves for a term of one year or until his successor is elected and qualified.

Director candidates are nominated by the Board of Directors. The Board of Directors did not receive any stockholder recommendations for a director candidate to be considered for election at the Annual Meeting.

At the Annual Meeting, three Class A directors and one Class B director are to be elected. Mr. Desai, Mr. McAdams, Mr. Chandler and Mr. Grabel have consented to being named as nominees for director of the Company and have agreed to serve if elected. We do not anticipate that any of them will be unable to stand for election. If that occurred, the Board would designate a substitute. If a substitute were designated, the shares represented by proxy will be voted for the substituted candidate designated by the Board of Directors. You may vote for or withhold from voting on this matter. Assuming a quorum is present, director elections are determined by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote in such election.

Information About the Nominees

Nominee for election to the Board of Directors, as a Class A director, for a three-year term expiring in 2012.

Dinesh R. Desai	Director Since August 5, 2005

Chairman, Chief Executive Officer and President.  Mr. Desai, age 58, has served as the Chairman of the Board, Chief Executive Officer and President of the Company since August 2005. From 1986 to August 2005, Mr. Desai was the Chairman and CEO of DARR Global Holdings, Inc., a management consulting firm. Since 2004, he has also served as Chairman on the Board of Directors of Emtec Federal, Inc. (formerly Westwood Computer Corporation). Mr. Desai was a President, CEO, Co-Chairman and an owner of Western Sky Industries (“Western Sky”), a manufacturer of highly engineered, proprietary component parts used primarily in aerospace applications. Western Sky grew from approximately $3 million in revenues to over $170 million in revenues during the 1990’s prior to being sold to McKechnie P.L.C., in 1999. Prior to 1986, Mr. Desai spent twelve years with American Can and Arco Chemical in various management positions, including marketing, manufacturing, finance, planning and research and development. Mr. Desai has also served as a member of the Board of Directors of the Enterprise Center, a Nonprofit Organization. Mr. Desai holds a Bachelor of Science Degree in chemical engineering from the Indian Institute of Technology in Bombay, India, and a Masters of Science Degree in both chemical and industrial engineering from Montana State University. He earned a Masters in Business Administration from Temple University in 1978.

Brian McAdams	Director Since August 5, 2005

Director and Vice Chairman.  Mr. McAdams, age 66, has been Director and Vice Chairman of the Company since August 2005. From 2001 to August 2005, Mr. McAdams served as a Senior Partner with DARR Global Holdings, Inc., as the Vice Chairman of Emtec Federal, Inc. (formerly Westwood Computer Corporation), the CEO of Passport Express Services, Inc., and the CEO of My Help Desk, Inc. He has held prior positions as director at two public companies: Crusader Bank Corporation and National Media Corporation, where he served as both Chairman and CEO.

Gregory Chandler	Director Since August 5, 2005

Director.  Mr. Chandler, age 42, currently works as the Managing Director of the Business and IT Solutions Investment Banking Practice at Janney Montgomery Scott LLC, where he has been employed since 1999. Prior to this, he worked as a manager in the Office of the CFO consulting practice at PricewaterhouseCoopers. He has also worked in the Business Assurance Practice at Coopers & Lybrand, and

served as an officer in the United States Army. Mr. Chandler received his undergraduate degree from the United States Military Academy at West Point and a Masters in Business Administration from Harvard University.

Nominee for election to the Board of Directors, as a Class B director, for a one-year term expiring in 2010.

Keith Grabel	Director Since August 5, 2005

Director and President of Sales and Marketing.  Mr. Grabel, age 56, has been a Director and President of Sales and Marketing of the Company since August 2005. Mr. Grabel has served as a director of Emtec Federal, Inc. (formerly Westwood Computer Corporation) (“Emtec Federal”) since 1990 and held the position of President of Emtec Federal from 1994 to August 2005. Mr. Grabel graduated from the University of Miami School of Business in 1974.

Board Recommendation

Your Board of Directors unanimously recommends a vote FOR the election of Mr. Desai, Mr. McAdams, Mr. Chandler as Class A directors and FOR the election of Mr. Grabel as a Class B director.

Current Directors whose terms expire in 2010

Robert Mannarino	Director Since May 24, 2006

Director.  Mr. Mannarino, age 51, is currently the President of Boardroom Associates, a strategy consulting firm. Prior to this, Mr. Mannarino served as the Chairman, CEO and President of RewardsPlus, a benefits administration outsourcing firm. Mr. Mannarino also previously served as the President and Chief Operating Officer of two public companies, ICT Group and CDI Corporation, respectively. Mr. Mannarino has also served as the Chief Operating Officer of Checkfree’s Investment Services business and held senior positions at ADP and Citigroup. Mr. Mannarino received an MBA from the University of Chicago Graduate School of Business and a Bachelor of Science Degree in Computer Science from Union College.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
ITEM 3 ON PROXY CARD

Subject to stockholder ratification, the Audit Committee of the Board of Directors has appointed the firm of McGladrey & Pullen, LLP (“McGladrey”), as the independent registered public accounting firm, to audit and report on our consolidated financial statements for our fiscal year ending August 31, 2009. Although the submission to stockholders of the appointment of McGladrey is not required by law or the Company’s Amended and Restated Bylaws, the Audit Committee and the Board of Directors believe it is appropriate to submit this matter to stockholders to allow a forum for stockholders to express their views with regard to the Audit Committee’s selection. In the event the stockholders fail to ratify the appointment, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of McGladrey are expected to attend the Annual Meeting. They will have the opportunity to speak at the meeting if they desire to do so and will also be available to respond to appropriate questions.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees

The following table sets forth the aggregate fees incurred by us for the fiscal years ended August 31, 2008 and 2007 to our principal auditing firm:

	2008	2007
Audit Fees	$322,407	$260,879
Audit Related Fees	—	—
Tax Fees	41,100	34,225
All Other Fees	15,600	—
Total	$379,107	$295,104

Audit Fees:  The Audit Fees for the fiscal years ended August 31, 2008 and 2007 were for professional services rendered for the audits of the financial statements of the Company, quarterly reviews and assistance with the review of documents filed with the Securities and Exchange Commission.

Tax Fees:  The Tax Fees for the fiscal years ended August 31, 2008 and 2007 were for services performed in connection with income tax compliance.

All Other Fees:  All other fees consist of services relating to filings of Form 8K and acquisitions completed during the current year.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.

All the services described above were approved by our Audit Committee. In accordance with the charter of our Audit Committee and consistent with the policies of the Securities and Exchange Commission, all auditing services and all non-audit services to be provided by any independent auditor of the Company shall be pre-approved by the Audit Committee. In assessing requests for services by the independent auditor, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent auditor is likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

In making its recommendation to ratify the appointment of McGladrey as our auditor for the current fiscal year, the Audit Committee has considered whether the non-audit services provided by McGladrey are compatible with maintaining the independence of McGladrey.

Your Board of Directors unanimously recommends a vote FOR the ratification of the selection of McGladrey & Pullen, LLP as the auditors of the Company.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, and is composed of two independent Directors who are not officers or employees of the Company. In 2008, the Audit Committee consisted of Gregory Chandler and Robert Mannarino. The Audit Committee operates under a written charter that was adopted in July 2006 by the Board of Directors. The Audit Committee held six official meetings during the fiscal year ended August 31, 2008. The Audit Committee Charter can be accessed on the Internet via the Company’s website at www.emtecinc.com.

All current members of the Company’s Audit Committee are independent within the meaning of Rule 10A-3(b)(1) of the Securities and Exchange Commission. Gregory Chandler, the Chairman of the Audit Committee meets the definition of “audit committee financial expert” (as defined by the Securities and Exchange Commission).

The Audit Committee oversees the Company’s financial reporting process on behalf of the board. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principals generally accepted in the United States (“GAAP”). The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with GAAP, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with the independent auditors. The Audit Committee has also discussed with the independent auditors for the Company the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” amended.

The Audit Committee has received the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors their independence. The Audit Committee reviews and approves any non-auditing services to be provided by McGladrey & Pullen, LLP prior to the firm being retained to perform such services.

The Audit Committee members are not employees of the Company and are not accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectively and in conformity with GAAP and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent accountants are in fact “independent.”

The Audit Committee has reappointed, subject to stockholder ratification, the firm of McGladrey & Pullen, LLP, certified public accountants, as the Company’s independent registered public accounting firm to audit and report upon the Company’s financial statements for 2009. In appointing McGladrey & Pullen, LLP as the Company’s auditors for the year ending August 31, 2009, the Audit Committee has considered whether McGladrey & Pullen, LLP’s provision of services other than audit services are compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
GREGORY CHANDLER, CHAIRMAN
ROBERT J. MANNARINO

APPROVAL OF AN INCREASE IN SHARES AUTHORIZED FOR ISSUANCE UNDER
THE COMPANY’S 2006 STOCK-BASED INCENTIVE COMPENSATION PLAN
ITEM 4 ON PROXY CARD

At our Annual Meeting on May 8, 2006, the stockholders approved the Emtec, Inc. 2006 Stock-Based Incentive Compensation Plan (the “Plan”), which is the plan under which the Company presently grants stock options, restricted stock and other stock based awards to its employees and non-employee directors. On December 26, 2008, the Board of Directors approved an amendment to the Plan, subject to stockholder approval, to increase the aggregate number of shares of Common Stock available for awards under the Plan from 1,400,000 shares to 2,543,207 shares. If the amendment to the Plan is approved by stockholders, the Company will file a Form S-8 to register the additional shares.

The Board of Directors believes that the Plan helps the Company attract, retain and motivate employees and non-employee directors, encourages them to devote their best efforts to the business and financial success of the Company and aligns their interests closely with those of the other stockholders. As of November 30, 2008, the Company had granted, net of cancellations, awards with respect to 1,143,207 shares of the Company’s common stock. The Board of Directors believes it is in the best interest of the Company to increase the number of shares that are available for awards under the Plan because the increase will allow the Company to continue to grant stock-based compensation at levels it deems appropriate.

The following is a summary of the Plan and it is qualified in its entirety by the Plan, which was previously attached as Exhibit A to our 2006 Definitive Proxy Statement, filed with the Securities and Exchange Commission on April 20, 2006. A copy of the proposed amendment to the Plan is attached to this Proxy Statement as Exhibit A.

Summary of the Plan

General.  The Plan authorizes the grant of options, stock appreciation rights, restricted stock, and deferred stock (collectively called “Awards”). Options granted under the Plan may be either “incentive stock options” as defined in section 422 of the Internal Revenue Code (the “Code”), or nonqualified stock options, as determined by the Committee (defined below).

Eligibility.  The Plan provides that Awards may be granted to any employee or non-employee director of the Company or its subsidiaries. Incentive stock options may be granted only to employees. The maximum number of shares that may be issued upon the exercise of incentive stock options shall not exceed 500,000 in the aggregate. The maximum number of shares that may be awarded to a participant pursuant to an Award that is intended to qualify as “performance based compensation” under section 162(m) of the Code (a “Qualified Performance-Based Award”) in any one performance period shall not exceed 500,000 in the aggregate.

Administration.  The Plan is administered by the committee appointed by the Board of Directors, and consists of two or more non-employee, outside directors (the “Committee”). Subject to the other provisions of the Plan, the Committee has the authority to:

•	interpret the Plan;
•	establish and amend rules and regulations relating to the Plan;
•	select the participants and determine the type of Awards to be made to participants, the number of shares subject to Awards and the terms, conditions, restrictions and limitations of Awards; and
•	make all other determinations it deems necessary or advisable for the administration of the Plan.

Each Award granted under the Plan will be evidenced by a written award agreement between the participant and the Company, which will describe the Award and state the terms and conditions to which the Award is subject. The principal terms and conditions of each particular type of Award are described below.

Subject to adjustment in certain circumstances, as discussed below, and stockholder approval of the increase in the number of shares available under the Plan, the Plan will authorize up to 2,543,207 shares of Common Stock for issuance pursuant to Awards. If any Award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of Common Stock subject to such Award will again be available for future grant. If there is any change in the Company’s corporate capitalization, the Committee, in its sole discretion, may cancel and make substitutions of Awards or may adjust the number of shares available for award under the Plan, the number and kind of shares covered by Awards then outstanding under the Plan and the exercise price of outstanding options and stock appreciation rights.

Options

An option is the right to purchase shares of Common Stock for a specified period of time at a fixed price (the “exercise price”). Each option agreement will specify the exercise price, the type of option, the term of the option, the date when the option will become exercisable and any applicable performance goals.

Exercise Price.  The Committee will determine the exercise price of an option at the time the option is granted. The exercise price under an option will not be less than 100% of the fair market value of Common Stock on the date the option is granted. However, any participant who owns more than 10% of the combined voting power of all classes of the Company’s outstanding Common Stock (a “10% Stockholder”) will not be eligible for the grant of an incentive stock option unless the exercise price of the Option is at least 110% of the fair market value of the Common Stock on the date of grant.

Term of the Option.  The term of an option granted under the Plan will be no longer than ten years from the date of grant. In the case of an incentive stock option granted to a 10% Stockholder, the term will be for no more than five years from the date of grant.

Consideration.  The means of payment for shares issued upon exercise of an option will be specified in each option agreement and generally may be made in cash, through a broker or bank from the proceeds of the sale of the shares purchased through the exercise of the option (a “cashless exercise”), or with other shares of Common Stock owned by the optionee.

Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the recipient to receive, upon exercise of the SAR, the increase in the fair market value of a specified number of shares of Common Stock from the date of the grant of the SAR and the date of exercise. Any grant shall specify the time or times at which the SAR may become exercisable, the method of settlement (i.e., in cash or shares of Common Stock or a combination thereof) and any other terms and conditions applicable to the SAR. The term of SAR granted under the Plan will be no longer than ten years from the date of grant.

Restricted Stock and Deferred Stock

An Award of restricted stock is a grant to the recipient of a specified number of shares of Common Stock which are subject to forfeiture upon specified events during the restriction period. Each grant of restricted stock will specify the length of the restriction period and will include restrictions on transfer to third parties during the restriction period. Unless otherwise provided in the applicable Award agreement, during the restriction period, the recipient has the right to receive dividends on, and to vote, the shares of restricted stock. In the sole discretion of the Committee, the Award agreement may also provide for a cash payment to reimburse the recipient for his or her tax liability in connection with the grant or vesting of restricted stock.

An Award of deferred stock is an agreement by the Company to deliver to the recipient a specified number of shares of Common Stock at the end of a specified deferral period, subject to the fulfillment of conditions specified in the Award agreement.

General Provisions

Vesting.  Each grant of deferred stock shall specify the deferral period and any other conditions to which future delivery of shares to the recipient is subject, including any applicable performance goals. Each grant of restricted stock shall specify the duration of the restriction period and any other conditions under which the restricted stock would be forfeitable to the Company, including any applicable performance goals. Each grant of options or SARs shall specify the length of service and/or any applicable performance goals that must be achieved before it becomes exercisable.

Performance-Based Awards.  The Committee may condition the grant and vesting or exercise of options, SARs, restricted stock and deferred stock on the achievement of performance goals established by the Committee. Performance goals may be established on a Company-wide basis; with respect to one or more subsidiaries, business units, divisions, departments, or functions; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

In the case of Qualified Performance-Based Awards, the applicable performance goals are limited to one or more of the following:

•	specified levels of, or increases in, the Company’s, a division’s, or a subsidiary’s return on capital, equity or assets;
•	earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (“EBIT”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”);
•	net economic profit (which is operating earnings minus a charge to capital);
•	net income;
•	sales;
•	sales growth;
•	gross margin;
•	direct margin;
•	share price (including but not limited to growth measures and total stockholder return);
•	operating profit;
•	per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital);
•	inventory turns;
•	financial return ratios;
•	market share;
•	balance sheet measurements such as receivable turnover;
•	improvement in, or attainment of, expense levels;
•	improvement in, or attainment of, working capital levels;
•	debt reduction;
•	strategic innovations;
•	customer or employee satisfaction;
•	individual objectives; and
•	any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress of the Company or a subsidiary (or other business unit).

Nontransferability of Awards.  In general, during a participant’s lifetime, his or her Awards shall be exercisable only by the participant and shall not be transferable other than by will or the laws of descent and distribution. However, the Committee may provide for limited lifetime transfers of Awards, other than incentive stock options.

Effective Date, Amendments, and Termination of the Plan.  The Plan became effective on May 8, 2006, the date on which it was approved by the stockholders. The Board of Directors has the authority to amend or terminate the Plan at any time; provided, however, that stockholder approval is required for any amendment which increases the number of shares of Common Stock subject to the Plan, decreases the price at which

Awards may be granted or extends the maximum term of Awards. The Plan will continue until the tenth anniversary of its approval by the stockholders unless earlier terminated by the Board of Directors.

Certain Federal Income Tax Considerations

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the Plan. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

Non-Qualified Options.  A participant realizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, a participant will realize ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the non-qualified option, and the Company will be entitled to a corresponding deduction. A participant’s tax basis in the shares of Common Stock received upon exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of Common Stock received upon exercise of a non-qualified option, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the participant’s tax basis in such shares.

Under the Plan, non-qualified options may, if permitted under the applicable Award agreement, be exercised in whole or in part with shares of Common Stock held by the participant. Payment in Common Stock will be treated as a tax-free exchange of the shares surrendered for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. The fair market value of shares of Common Stock received in excess of the number of shares surrendered will be treated as ordinary income and such shares have a tax basis equal to their fair market value on the date of the exercise of the non-qualified option.

Incentive Stock Options.  A participant realizes no taxable income and the Company is not entitled to a deduction when an incentive stock option is granted or exercised. Provided the participant meets the applicable holding period requirements for the shares received upon exercise of an incentive stock option (two years from the date of grant and one year from the date of exercise), gain or loss realized by a participant upon sale of the shares received upon exercise will be long-term capital gain or loss, and the Company will not be entitled to a deduction. If, however, the participant disposes of the shares before meeting the applicable holding period requirements (a “disqualifying disposition”), the participant will realize ordinary income at that time equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the incentive stock option. Any amount realized upon a disqualifying disposition in excess of the fair market value of the shares on the exercise date of the incentive stock option will be treated as capital gain and will be treated as long-term capital gain if the shares have been held for more than one year. If the sales price is less than the sum of the exercise price of the incentive stock option and the amount included in ordinary income due to the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending upon whether the shares have been held for more than one year.

Under the Plan, incentive stock options may, if permitted under the applicable Award agreement, be exercised in whole or in part with shares of Common Stock held by the participant. Such an exercise will be treated as a tax-free exchange of the shares of Common Stock surrendered (assuming the surrender of the previously-owned shares does not constitute a disqualifying disposition of those shares) for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. Shares of Common Stock received in excess of the number of shares surrendered will have a tax basis of zero.

SARs.  A participant realizes no taxable income and the Company is not entitled to a deduction when a SAR is granted. Upon exercising a SAR, a participant will realize ordinary income in an amount equal to the cash or the fair market value of the shares received minus any amount paid for the shares, and the Company will be entitled to a corresponding deduction.

Restricted Stock.  Restricted stock received pursuant to Awards will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such restricted stock does not make the election described below, the participant realizes no taxable income upon the receipt of restricted stock and the Company is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the restricted stock lapse the participant will realize ordinary income equal to the fair market value of the shares at that time, and the Company will be entitled to a corresponding deduction. A participant’s tax basis in restricted stock will be equal to their fair market value when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon sale of the shares, the participant will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving restricted stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the participant elects to realize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking the restrictions into account), and the Company will be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the participant will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize gain or loss with respect to the shares when they are sold. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to the Company, the participant will not be entitled to claim a loss with respect to the shares to the extent of the income realized by the participant upon the making of the Section 83(b) election. To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with the Company, each within 30 days after shares of restricted stock are received, and the participant must also attach a copy of his or her election to his or her federal income tax return for the year in which the shares are received.

Generally, during the restriction period, dividends and distributions paid with respect to restricted stock will be treated as compensation income (not dividend income) received by the participant. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made generally will be treated as dividend income.

Deferred Stock.  A participant realizes no taxable income and the Company is not entitled to a deduction when deferred stock is awarded. When the deferral period for the award ends and the participant receives shares of Common Stock, the participant will realize ordinary income equal to the fair market value of the shares at that time, and the Company will be entitled to a corresponding deduction. A participant’s tax basis in shares of Common Stock received at the end of a deferral period will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Withholding.  The Company is entitled to deduct from the payment of any Award (whether made in stock or in cash) all applicable income and employment taxes required by federal, state, local or foreign law to be withheld, or may require the participant to pay such withholding taxes to the Company as a condition of receiving payment of the Award. The Committee may allow a participant to satisfy his or her withholding obligations by directing the Company to retain the number of shares necessary to satisfy the withholding obligation, or by delivering shares held by the participant to the Company in an amount necessary to satisfy the withholding obligation.

Section 162(m) Limitations.  The Company’s entitlement to a deduction with respect to any Award is subject to section 162(m) of the Code, which limits the deductibility of compensation paid to certain executive officers, unless such compensation is “performance-based compensation” and meets certain other requirements outlined in Code Section 162(m) and related regulations. Awards under the Plan that are Qualified Performance-Based Awards are intended to meet these requirements.

Grants of Awards Under the Plan

Because grants of Awards will be made from time to time by the Committee to those persons whom the Committee determines in its discretion should receive grants of Awards, the benefits and amounts that may be received in the future by persons eligible to participate in the Plan are not presently determinable.

The affirmative vote of the holders of a majority of the Common Stock represented at the Annual Meeting is required for approval of this proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2006 STOCK-BASED INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE THEREUNDER TO 2,543,207 SHARES.

EXECUTIVE COMPENSATION

Our executive compensation program is based on principles designed to align executive compensation with our business strategy of creating wealth for our shareholders and creating long-term value for the business. The Compensation Committee believes that executive compensation tied to the execution of a sound business strategy achieves stockholder value. Our compensation policy for executives is intended to further our interests, as well as those of our stockholders, by encouraging growth of our business through securing, retaining and motivating management employees of a high caliber who possess the skills necessary to our development and growth. The following disclosure provides an overview of the compensation of our Chief Executive Officer and our two most highly compensated officers other than our Chief Executive Officer for the 2008 fiscal year. We refer to these individuals throughout this disclosure as the “named executive officers.”

Summary Compensation Table

The following table sets forth the aggregate compensation that we paid for services rendered by our named executive officers during the fiscal years ended August 31, 2008 and August 31, 2007.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($)(2) (i)	Total ($) (j)
Dinesh R. Desai Chief Executive Officer	2008	285,000	—	22,870	53,364	295,901	657,136
	2007	285,000	—	142,488	—	252,063	679,552
Ronald A. Seitz President	2008	262,500	—	22,118	51,609	35,120	371,347
	2007	247,000	60,000	124,999	—	35,084	467,083
Keith Grabel President of Sales & Marketing	2008	250,000	—	12,037	28,087	335,789	625,913
	2007	273,077	220,000	124,999	—	181,495	799,572

(1)	Amounts shown are the dollar amounts recognized as compensation expense for financial reporting purposes in fiscal years 2008 and 2007 under Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”) (excluding amounts for forfeitures), for shares of restricted stock granted in fiscal years 2008 and 2007. The fair market value of each restricted stock award described in the table is equal to the market price of our Common Stock on the date of grant. Although the amounts included in the table do not reflect estimated forfeitures, the amounts actually recognized in our consolidated financial statements are reduced, in accordance with FAS 123(R), for estimated forfeitures. There were no forfeitures by our named executive officers in fiscal years 2008 and 2007.
(2)	The amounts reported for each of the named executive officers in “All Other Compensation” are shown below:

Name	Year	Perquisites and Other Personal Benefits ($)(a)	Promissory Notes ($)		Company Contributions to 401(k) Plan ($)	Total ($)
Dinesh R. Desai	2008	5,949	288,801		1,151	295,901
	2007	—	250,913	(b)	1,151	252,064
Ronald A. Seitz	2008	33,000	—		2,120	35,120
	2007	33,000	—		2,084	35,084
Keith Grabel	2008	17,644	315,522		2,623	335,789
	2007	14,838	163,519		3,138	181,495

(a)	Amounts shown in this column include the following for each named executive officer:

Name	Year	Automobile Allowance ($)	Home Office ($)	Life Insurance ($)	Club Dues ($)	Cash Allowance ($)	Total ($)
Dinesh R. Desai	2008	—	—	—	5,949	—	5,949
	2007	—	—	—	—	—	—
Ronald A. Seitz	2008	15,000	—	—	—	18,000	33,000
	2007	15,000	—	—	—	18,000	33,000
Keith Grabel	2008	10,818	—	1,048	5,778	—	17,644
	2007	9,060	—	—	5,778	—	14,838
(b)	Amounts shown in this column includes the payment of $104,165 under the terms of a management agreement to DARR Global Holdings, Inc., a management company controlled by Mr. Desai. The management agreement was terminated on February 5, 2007 in connection with the issuance of a promissory note. See “Certain Relationships and Related Transactions — 5% Subordinated Promissory Note payable to DARR Global Holdings, Inc.” for more information.

Narrative Disclosure to Summary Compensation Table

Annual Bonus Compensation

Each of the named executive officers participate in the Senior Management Annual Incentive Plan (the “Incentive Plan”), under which they are eligible to receive annual bonuses based on our achievement of annual performance goals and, if applicable, their achievement of individual performance goals. The Company’s performance goals for any fiscal year are based on earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share, business unit or departmental objectives, or some combination of the foregoing, as determined by the Compensation Committee. The named executive officers’ target bonus opportunity under the Incentive Plan are based on a percentage of their base salary or a specific dollar amount. The threshold, or minimum, bonus that may be earned by a named executive officer is 25% of his target bonus opportunity. Subject to the discretion of the Compensation Committee, no bonus is paid unless the threshold level of performance is achieved. A straight line sliding scale is used for calculating the bonus if performance exceeds the threshold but less than the maximum. The maximum bonus that the named executive officers may receive, which equals 200% of their target bonus opportunity, will be awarded only if we achieve at least 130% of our financial performance objectives.

Bonus targets for the 2008 fiscal year were based on the Company’s attainment of specified levels of EBITDA and earnings per share. The Compensation Committee approved the following bonus opportunities and payment forms for the named executive officers for the 2008 fiscal year:

Name	2008 Bonus Opportunity	% Cash	% Restricted Stock
Dinesh Desai, Chairman, President and Chief Executive Officer	50% Base Salary	70.0%	30.0%
Ronald Seitz, President – Emtec Operations	50% Base Salary	70.0%	30.0%
Keith Grabel, President – Sales and Marketing	$75,000	70.0%	70.0%

For the 2008 fiscal year, we achieved 80.2% of our EBITDA target and 70.2% of our earnings per share target and accordingly, each named executive officer received a bonus under the Incentive Plan.

Equity-Based Incentive Compensation

On November 26, 2008, the Compensation Committee approved grants of restricted shares of our common stock to each of our named executive officers in respect of their 2008 fiscal year bonus awards under the Incentive Plan. These awards were based on the fair market value of our common stock on the date of grant, which was $0.33 per share. Accordingly, Mr. Desai received 69,583 shares, Mr. Seitz received 67,294 shares and Mr. Grabel received 36,623 shares. These restricted shares will vest in full on November 26, 2009.

Other Material Items of Compensation and Perquisites

Dinesh Desai

On February 5, 2007 in connection with the termination of a Management Services Agreement between it and DARR Global Holdings, Inc. (“DARR Global”), Emtec Federal issued a subordinated promissory note to DARR Global. The principal amount of the note is $1,002,900, and interest on the unpaid principal amount is payable at a rate of five percent (5%) per annum. Emtec Federal must repay the note at a rate of $250,000 per annum in monthly principal payments of $20,833 and all interest then accrued and unpaid on the note. However, if either (i) the Company achieves a defined EBITDA target or (ii) all amounts due under the notes issued to Mr. Grabel, Mary Margret. Grabel and Four Kings Management LLC are paid in full, then Emtec Federal must repay the note at a rate of $350,000 per annum. During the 2008 and 2007 fiscal years, Emtec Federal paid a total of $288,801 and $146,748 in interest and principal on this note, respectively.

Keith Grabel

On February 5, 2007 in connection with the entry into an amended and restated employment agreement with Mr. Grabel, Emtec Federal issued a subordinated promissory note to Mr. Grabel in the principal amount of $671,300 (the “Grabel Note”). Interest on the unpaid principal balance of the note is payable at a rate of five percent (5%) per annum. The note reaches maturity on April 16, 2009. Until that date, Emtec Federal must make monthly payments to Mr. Grabel equal to 3.70% of the principal amount, and all interest then accrued and unpaid, on the note. During the 2008 and 2007 fiscal years, Emtec Federal paid a total of $315,522 and $163,519 in interest and principal on this note, respectively.

Employment Agreements

Emtec Federal is party to an employment agreement with Mr. Grabel and we are in negotiations with Mr. Desai to enter into an employment agreement. In addition, Mr. Seitz’s employment agreement with us expired on August 31, 2008 and we are currently negotiating with Mr. Seitz regarding a new employment agreement.

Keith Grabel

On February 5, 2007, Emtec Federal, which was formerly Westwood Computer Corporation, entered into an amended and restated employment agreement with Mr. Grabel pursuant to which Mr. Grabel agreed to serve as Emtec Federal’s President – Sales and Marketing. The initial term of Mr. Grabel’s employment agreement commenced on February 5, 2007 and will expire on April 15, 2009. The employment term will automatically be extended for one additional year at the end of the initial term, and again each successive year thereafter unless either party provides the other party with a written notice of non-renewal at least sixty (60) days in advance of the expiration of the current agreement term. Mr. Grabel is also entitled to be reimbursed by Emtec Federal, without seeking prior approval, for up to $75,000 of his business expenses, and may, with the prior approval of Emtec Federal, be reimbursed for business expenses in excess of this limit.

Upon the termination of Mr. Grabel’s employment, he is entitled to receive certain benefits from Emtec Federal, as described in detail in the section below entitled “Potential Payments Upon Termination or Change in Control.” Following the termination of Mr. Grabel’s employment, he is prohibited from competing against us, Emtec Federal and Emtec Federal’s subsidiaries until the later of (i) February 5, 2010 or (ii) (A) the first anniversary of his termination of employment if his employment is terminated by Emtec Federal without cause or (B) the second anniversary of his termination of employment if Mr. Grabel voluntarily resigns without “good reason.” However, if Mr. Grabel’s employment is terminated due to the expiration of the term of his employment agreement, he will be prohibited from competing against us, Emtec Federal and Emtec Federal’s subsidiaries for a period of one year. Mr. Grabel is also prohibited from soliciting any employee, customer or supplier of ours, Emtec Federal or any of Emtec Federal’s subsidiaries for a period of three years following his termination of employment. Generally, Mr. Grabel will have “good reason” to terminate his employment if:

•	Emtec Federal materially breaches any of the terms of his employment agreement;
•	his principal place of employment is moved to a location that is more than 35 miles from its current location;

•	there is a material diminution in his duties, responsibilities or authority;
•	he is not elected to our board of directors and the board of directors of Emtec Federal;
•	a change in control with respect to us or Emtec Federal occurs.

Ronald Seitz

On February 5, 2007, we entered an amended and restated employment agreement with Ronald Seitz pursuant to which Mr. Seitz agreed to serve as the President of Emtec Systems Group for an initial period commencing on February 5, 2007 and terminating on August 31, 2008. We are currently negotiating a new employment agreement with Mr. Seitz. Under the terms of Mr. Seitz’s employment agreement, Mr. Seitz was entitled to receive an annual base salary of $262,500, as well as a monthly cash payment of $1,000 and a monthly cash allowance of $500. In addition, Mr. Seitz was entitled to an automobile allowance of $15,000 per year, as well as reimbursement for the cost of maintaining his automobile.

Under the terms of Mr. Seitz’s employment agreement that expired on August 31, 2008, Mr. Seitz was entitled to receive certain benefits from us in the event of his termination of employment, as described in detail in the section below entitled “Potential Payments Upon Termination or Change in Control.” Following the termination of Mr. Seitz’s employment, he is prohibited from competing against us and our subsidiaries until the later of (i) July 13, 2010 or (ii) the second anniversary of his termination of employment. In addition, during the period in which Mr. Seitz is prohibited from competing against us and our subsidiaries, he is also prohibited from soliciting any employee, customer or supplier of our or our subsidiaries.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the number of securities underlying outstanding plan awards for each named executive officer as of August 31, 2008.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dinesh R. Desai	86,189	$85,327
Ronald A. Seitz	75,605	$74,849
Keith Grabel	75,605	$74,849

(1)	Represents shares of restricted stock authorized for grant to each named executive officer on November 3, 2006 under our 2006 Stock-Based Incentive Compensation Plan. The restricted share grant to Mr. Desai was completed on November 3, 2006 while the restricted share grants to Messrs. Grabel and Seitz were not completed until February 5, 2007. One-quarter of the shares of restricted stock for Mr. Desai vest on each of 11/3/07, 11/3/08, 11/3/09 and 11/3/10, while one-quarter of the shares of restricted stock for each of Messrs. Seitz and Grabel vest on each of 2/5/08, 2/5/09, 2/5/10 and 2/5/11. With respect to their 2008 fiscal year bonuses under the Incentive Plan, Messrs. Desai, Seitz and Grabel received 69,583, 67,297 and 36,623 shares of restricted stock, respectively, on November 26, 2008 that will vest on November 26, 2009. All shares of restricted stock shown above were unvested as of August 31, 2008.

Additional Narrative Disclosure

Retirement Benefits

We maintain a tax-qualified 401(k) savings plan for all employees who are at least 20 years of age. Eligible employees may enter the plan on the first day of any calendar quarter following their date of hire. Eligible employees may contribute between 2% and 75% of their annual compensation to the plan. We match 25% of the first 6% of employee plan contributions. Participants are vested 20% after 2 years of service and vest an additional 20% after each subsequent year of service, becoming fully vested after 6 years of service. Messrs. Desai and Seitz participate in this plan.

Emtec Federal maintains a tax-qualified 401(k) savings plan for all employees who are at least 20 years of age. Eligible employees may enter the plan on the first day of any calendar quarter following their date of hire. Eligible employees may contribute between 1% and 15% of their annual compensation to the plan. Effective as of January 1, 2008, Emtec Federal matches 25% of the first 6% of employee plan contributions. Prior to January 1, 2008, Emtec Federal matched 20% of the first 5% of employee plan contributions and could contribute additional amounts at its discretion. Participants hired after December 31, 2007 are vested 20% after 2 years of service and vest an additional 20% after each subsequent year of service, becoming fully vested after 6 years of service. Participants hired prior to January 1, 2008 are fully vested after 3 years of service. Mr. Grabel participates in this plan.

Potential Payments on Termination or Change in Control

Dinesh Desai

Mr. Desai is not party to any arrangement that would provide him with payments upon his termination of employment or upon a change in control.

Ronald Seitz

Pursuant to the terms of Mr. Seitz’s employment agreement that expired on August 31, 2008, upon his termination of employment, Mr. Seitz was entitled to receive any earned but unpaid base salary through the date of termination and all benefits accrued under any applicable plan, policy, program or practice of the Company in which he was a participant. If Mr. Seitz’s employment was terminated by the Company without cause or if his employment was terminated due to his death or disability, Mr. Seitz was entitled to receive his base salary for the remainder of the initial term of the agreement and a pro-rata bonus payment for the year of his termination. Mr. Seitz is not party to any arrangement with the Company that would provide him with payments upon a change in control.

Keith Grabel

Pursuant to the terms of Mr. Grabel’s employment agreement, in the event that his employment is terminated for any reason during the term of the agreement, Mr. Grabel is entitled to receive any earned but unpaid base salary through the date of termination and all benefits accrued under any applicable plan, policy, program or practice of Emtec Federal in which he was a participant. In the event that Mr. Grabel’s employment is terminated for any reason other than by Emtec Federal without cause or by Mr. Grabel for good reason, he is entitled to receive:

•	a pro rata portion of his “termination” salary for the year of his termination, plus his “termination” salary for each subsequent year, payable in quarterly installments (Mr. Grabel’s termination salary for 2008 and 2009 is $200,000 and $250,000, respectively); and
•	all payments due under the terms of the Grabel Note in accordance with the terms of the Grabel Note.

If Emtec Federal terminates Mr. Grabel’s employment other than for cause, or if Mr. Grabel terminates his employment for good reason, Mr. Grabel is entitled to receive:

•	the base salary he would have received over the remainder of his employment term, with such amount to be paid in a lump sum;
•	all amounts due under the Grabel Note;
•	all amounts due under the note in the amount of $750,000 made by Emtec Federal in favor of Four Kings Management LLC; and
•	all amounts due under the 8% Junior Subordinated Note and the 5% Junior Subordinated Note made by Emtec Federal in favor of Mr. Grabel.

If Mr. Grabel terminates his employment following a change in control, it will be deemed to be a termination for good reason, and Mr. Grabel will be entitled to receive the benefits described above. Generally, a change in control means:

•	the acquisition by any person or group of at least 51% of our outstanding common stock;
•	the acquisition by any person or group of at least 51% of Emtec Federal’s outstanding common stock;
•	the sale of all or substantially all of our assets; or
•	the sale of all or substantially all of Emtec Federal’s assets.

Director Compensation

The table below summarizes the compensation paid by us to each non-employee director for the fiscal years ended August 31, 2008 and August 31, 2007.

Name (a)	Year	Earned or Paid in Cash ($) (b)	Option Awards ($)(1) (d)	Total ($) (h)
Gregory P. Chandler	2008	38,000	4,748	42,748
	2007	31,700	39,476	71,176
Robert Mannarino	2008	34,200	4,748	38,948
	2007	31,650	29,520	61,170

(1)	Amounts shown are the dollar amounts recognized as compensation expense for financial reporting purposes in fiscal years 2008 and 2007 under FAS 123(R) (excluding amounts for forfeitures) for stock options granted in fiscal years 2008 and 2007. The fair value of all the awards was estimated using the Black-Scholes option-pricing model. We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes. Because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options. For fiscal year 2008, the assumptions used were: a dividend yield of 0%; a risk-free interest rate of 3.21%; an expected life of five years; and a stock price volatility of 100.13%. For fiscal year 2007, the assumptions used were: a dividend yield of 0%; a risk-free interest rate of 4.43%; an expected life of five years; and a stock price volatility of 109.23%. As of August 31, 2008, Messrs. Chandler and Mannarino held options to purchase 50,000 and 40,000 shares of our common stock, respectively.

Narrative Disclosure to Director Compensation Table

Our policy is not to pay director compensation to directors who are also our employees. Each outside director received an annual retainer of $5,000. In addition, non-employee directors receive a fee for each regular meeting of the Board of Directors attended in person, a fee for each regular meeting of the Board of Directors attended telephonically and a fee for each special meeting of the Board of Directors attended. These fees range from $100 a meeting to $1,000 per day per meeting. Additionally, each non-employee director receives an annual grant of stock options to purchase 10,000 shares of our common stock. Our non-employee directors are also reimbursed for out-of-pocket expenses incurred for each Board meeting or committee meeting attended and any other expenses incurred while working in their capacity as a Board member.

MANAGEMENT

The following table sets forth certain information as to each of our executive officers:

Name	Age	Positions and Offices Presently Held
Dinesh R. Desai	58	Chairman of the Board, Chief Executive Officer and President
Brian McAdams	66	Director and Vice Chairman
Keith Grabel	56	Director and President – Sales and Marketing
Stephen C. Donnelly	50	Chief Financial Officer
Ronald A. Seitz	61	President – Emtec Systems
Frank Blaul	43	Executive Vice President – Sales and Marketing
Sam Bhatt	41	Vice President of Finance and Secretary

Dinesh R. Desai.  Described as a director above.

Brian McAdams.  Described as a director above.

Keith Grabel.  Described as a director nominee above.

Stephen Donnelly.  Since August 5, 2005, Mr. Donnelly has been the Chief Financial Officer of the Company. Prior to August 5, 2005 and since 2002, Mr. Donnelly has been the Chief Financial Officer of DARR Global Holdings, Inc., a management consulting firm. Since 2004, he has served as an officer for Westwood Computer Corporation. Between 1993 and 2002, Mr. Donnelly worked as a Manager and Managing Director for Acquisition Management Services, Inc., a merger and acquisition advisory firm. Prior to that, he has worked as a Director of Operations for a privately-held human resource and employee benefits software developer and as a Financial Manager for a healthcare organization. Mr. Donnelly began his career with the accounting firm of PriceWaterhouse. He is a Certified Public Accountant with a Bachelor’s degree in Accounting from Villanova University, which he obtained in 1980.

Ronald A. Seitz.  Since March 2006, Mr. Seitz has been President of Emtec Systems. Between August 5, 2005 and March 2006, Mr. Seitz was President of Emtec – Southeast Operations. Prior to August 5, 2005, he was our President and Chief Operating Officer since February 2003 and Executive Vice-President and a Director since January 17, 2001 and Executive Vice President of Emtec-NJ since March 1996. Prior to March 1996, he was the Chief Operating Officer of Emtec-NJ. He has been a Director of Emtec-NJ since April 1995. Mr. Seitz was the founder (in 1980) of Charleston, South Carolina-based Computer Source, Inc. (CSI). CSI primarily provided microcomputer systems, network integration, and data communications to mid-size and Fortune 1000 corporations. In April 1995, CSI merged with Landress Information Systems of Mt. Laurel, New Jersey to become Emtec-NJ. Prior to founding CSI, Mr. Seitz was employed for six years as an engineer with the U.S. government in Washington, DC. He graduated from North Carolina State University with a Bachelor of Science degree and from George Washington University with an MBA in computer science. Mr. Seitz also holds a DMD degree from the Dental School at the Medical University of South Carolina.

Frank Blaul.  Since July 15, 2007, Mr. Blaul has been Executive Vice President of Sales and Marketing. Prior to joining Emtec, Mr. Blaul was Vice President of Global Government Sales and Marketing for the global centralized-computing-solutions provider Clear Cube technologies, headquartered in Austin Texas. From 1997 to 2006, Mr. Blaul held Senior Sales, Marketing, and Business Development Leadership with EDS, IBM, and ViON Corporation, an exclusive US Federal, state and local Marketing arm for Hitachi Data Systems (HDS). During this period, Mr. Blaul was credited with total contract awards in excess of $1 billion, resulting in $500 million in new revenue growth, while continually building and developing high performance teams. From 1991 through1997, Mr. Blaul was the President and General Manager of a Mid-Atlantic regional office-products master distributor, a value-added reseller of microcomputer and network-integration solutions serving a broad range of Fortune 500, Government, and SMB client segments. Prior to 1986, Mr. Blaul spent five years with Ruben H. Donnelley Corporation, receiving numerous top-sales-production awards during his tenure. Mr. Blaul continues to remains active with the Armed Forces Electronics Association (AFCEA), Industry Advisory Council (IAC), Potomac Officers Club, and The Northern Virginia Technology Council (NVTC). Mr. Blaul attended Frostburg State University, where he studied Business and Computer Science.

Sam Bhatt.  Since August 5, 2005, Mr. Bhatt has been Vice President of Finance and Secretary. Prior to August 5, 2005, he was our Vice President of Finance and Treasurer of Emtec since January 17, 2001 and of Emtec-NJ since July 2000. Prior to that and from July 1997, he was Director of Accounting for Emtec-NJ. He also held the positions at Emtec-NJ of Accounting Manager (from 1994 to July 1997) and of Senior Accountant (from 1992 to 1994). Mr. Bhatt holds a Bachelor of Science Degree in business administration from Drexel University in Pennsylvania and a Diploma in Hotel Management from the Institute of Hotel Management and Catering Technology in Mumbai, India.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 29, 2009, based on information obtained from the persons named below, with respect to the beneficial ownership of our common stock held by:

•	each person known by us to be the owner of more than 5% of our outstanding shares;
•	each director;
•	each executive officer named in the Summary Compensation Table; and
•	all executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Dinesh R. Desai	8,552,945	(3)	53.8%
Brian McAdams	711,408	(4)	4.7%
Keith Grabel	2,043,051	(5)	13.5%
Stephen C. Donnelly	74,311	(6)	0.5%
Ronald A. Seitz	520,865	(7)	3.4%
Frank Blaul	84,374	(8)	0.6%
Gregory Chandler	60,000	(9)	0.4%
Mary Margaret Grabel	2,242,111	(10)	14.5%
Robert Mannarino	50,000	(11)	0.3%
Carla Seitz P.O. Box 2243 Mt. Pleasant, SC 29465	332,858	(12)	2.2%
All executive officers and directors as a group (8 persons)	10,191,332		61.3%

(1)	Each stockholder’s address is c/o Emtec, 525 Lincoln Drive, 5 Greentree Center, Suite 117, Marlton, New Jersey 08053, unless otherwise indicated.
(2)	As used herein, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security. Except as otherwise indicated, all persons named herein have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to their shares; also includes any shares issuable upon exercise of options or warrants that are currently exercisable or will become exercisable within 60 days of November 30, 2008.
(3)	7,768,433 shares, including 1,345,955 shares issuable upon exercise of a warrant equal to 8% of the Company’s outstanding common stock, are held by Mr. Desai through DARR Westwood LLC in which he is the sole member. 600,000 shares are held by DARR Westwood LLC through DARR Emtec LLC. Mr. Desai is the sole member of DARR Westwood LLC and may be deemed to have beneficial ownership over the shares in DARR Emtec LLC beneficially owned by DARR Westwood LLC, however, Mr. Desai disclaims beneficial ownership of the shares except to the extent of his pecuniary interest. Also includes 114,919 shares of restricted stock granted on November 3, 2006 which vest over a four-year period and includes 69,583 shares of restricted stock granted on November 26, 2008 which vest over a one-year period.
(4)	Includes 600,000 shares held by DARR Emtec LLC in which Mr. McAdams is a member. Also includes 80,645 shares of restricted stock granted on November 3, 2006 which vest over a four-year period and 30,763 shares of restricted stock granted on November 26, 2008 which vest over a one-year period.
(5)	Includes 1,905,622 shares owned by Margaret Mary Grabel, Mr. Grabel’s spouse. Mr. Grabel disclaims any beneficial ownership in these shares. Also includes 100,806 shares of restricted stock granted on February 5, 2007 which vest over a four-year period and 36,623 shares of restricted stock granted on November 26, 2008 which vest over a one-year period.

(6)	Includes 43,548 shares of restricted stock granted on November 3, 2006 which vest over a four-year period and 30,763 shares of restricted stock granted on November 26, 2008 which vest over a one-year period.
(7)	Excludes 332,858 shares owned by Carla Seitz, Mr. Seitz’s spouse. Mr. Seitz disclaims any beneficial interest in these shares. Also includes 100,806 shares of restricted stock granted on February 5, 2007 which vest over a four-year period and 67,294 shares of restricted stock granted on November 26, 2008 which vest over a one-year period.
(8)	Includes 10,331 shares of restricted stock granted on January 14, 2008 which vested immediately and 57,376 shares of restricted stock granted on November 26, 2008 which vest over a one-year period. Also includes 16,667 shares issuable upon exercise of options.
(9)	Includes 60,000 shares issuable upon exercise of options.
(10)	Includes 336,489 shares issuable upon exercise of a warrant equal to 2% of outstanding common stock of the Company.
(11)	Includes 50,000 shares issuable upon exercise of options.
(12)	Excludes 520,865 shares owned by Ronald A. Seitz, Mrs. Seitz’s spouse. Mrs. Seitz disclaims any beneficial ownership in these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Below are the related party transactions which occurred during the fiscal years ended August 31, 2008 and 2007. All such related party transactions have been approved or ratified by the Company’s Audit Committee or are pursuant to contractual arrangements entered into by Darr Westwood Technology Corporation (“Darr”) prior to its merger with the Company in 2005.

We occupy approximately 43,000 square feet of office and warehouse space in Springfield, New Jersey. This space is leased from Westwood Property Holdings, LLC, in which Mr. Keith Grabel, one of our directors and an executive officer, Mrs. Mary Margaret Grabel, spouse of our director and an officer, and Mr. David Micales, our Vice President of Operations are members. The lease term is through April 2009 with monthly base rent of $15,000. In December 2008, the Company exercised its first option to extend the term of the lease for an additional five year period in accordance with the terms of the lease.

We occupy approximately 26,000 square feet of office and warehouse space in a 70,000 square foot building in Suwannee, Georgia. This space is leased from GS&T Properties, LLC, in which Mr. Ronald Seitz, an executive officer of our company, is a passive investor and owns an approximate 10% equity interest. The lease term is through November 2009 with monthly base rent of $15,832.

Other Agreements

Subordinated Note held by Darr Westwood LLC.  Emtec Federal issued a promissory note dated April 16, 2004 to Darr Westwood LLC, a Delaware limited liability company, of which Mr. Desai is the sole member, or permitted assigns, whereby Emtec Federal promises to pay to the holder of such note the principal sum of $750,000. Interest on the unpaid balance of the principal amount of the note is calculated at a floating rate per month equal to the prime rate as published in the Wall Street Journal under “Money Rates” plus four percent (4%), up to a maximum of ten percent (10%). The note reaches maturity on April 16, 2009. Until that date, Emtec Federal must pay to the holder of the note (i) $194,482 on April 16, 2007, (ii) $323,859 on April 16, 2008, and (iii) $231,659 on April 16, 2009, the date the note matures. Accrued interest from April 16, 2004, until March 28, 2007, was due on March 28, 2007. Accrued interest from March 28, 2007 until March 28, 2008 is due on March 28, 2008. Accrued interest from March 28, 2008 until April 16, 2009 is due on April 16, 2009. In addition, the holder of the note is entitled to a quarterly revenue participation fee of 0.0875% of the gross revenue of Emtec Federal, subject to annual adjustments, total payments are capped at $120,000 per year.

Subordinated Note held by Four Kings Management LLC.  Emtec Federal issued a promissory note dated April 16, 2004 to Four Kings Management LLC, a Delaware limited liability company, which is an affiliate of Keith Grabel, or permitted assigns, whereby it promises to pay to the holder of such note the principal sum of $750,000. Interest on the unpaid balance of the principal amount of the note is calculated at a floating rate per month equal to the prime rate as published in the Wall Street Journal under “Money Rates” plus four percent (4%), up to a maximum of ten percent (10%). The note reaches maturity on April 16, 2009. Until that date, Emtec Federal must pay to the holder of the note a principal monthly repayment beginning on May 16, 2005 of $9,000 until the note has matured. Interest is payable on the last business day of each month beginning on April 30, 2004. In addition, the holder of the note is entitled to a quarterly revenue participation fee of 0.0875% of the gross revenue of Emtec Federal, subject to annual adjustments, total payments are capped at $120,000 per year.

8% Subordinated Promissory Note held by Darr Westwood LLC.  In connection with our 2005 merger with Darr and in exchange for certain preferred stock in Darr held by Darr Westwood LLC, Darr issued a promissory note dated August 5, 2005 to Darr Westwood LLC whereby it promises to pay to the holder of such note the principal sum of $1,102,794. Interest on the unpaid balance of the principal amount of the note is payable at a rate of eight percent (8%) per annum. The note matures on April 16, 2009. Principal on the note is due in a single payment on the maturity date. Interest is payable annually beginning on August 5, 2008.

5% Subordinated Note payable to Keith Grabel.  On February 5, 2007 in connection with the entry into an amended and restated employment agreement with Mr. Grabel, Emtec Federal issued a subordinated promissory note to Keith Grabel in the principal amount of $671,300. Interest on the unpaid principal balance of the note is payable at a rate of five percent (5%) per annum. The note reaches maturity on April 16, 2009. Until that date, Emtec Federal must monthly pay to Mr. Grabel 3.70% of the principal amount and all interest then accrued and unpaid on the note. The Company has guaranteed payment of all amounts due under the note pursuant to a guaranty dated February 5, 2007.

5% Subordinated Note payable to Mary Margaret Grabel.  On February 5, 2007 in connection with the entry into an amended and restated employment agreement with Ms. Grabel, Emtec Federal issued a subordinated promissory note to Mary Margaret Grabel in the principal amount of $655,600. Interest on the unpaid principal balance of the note is payable at a rate of five percent (5%) per annum. The note reaches maturity on April 16, 2009. Until that date, Emtec Federal must monthly pay to Ms. Grabel 3.70% of the principal amount and all interest then accrued and unpaid on the note. The Company has guaranteed payment of all amounts due under the note pursuant to a guaranty dated February 5, 2007.

5% Subordinated Note payable to DARR Global Holdings, Inc.  On February 5, 2007 in connection with the termination of a Management Services Agreement between it and DARR Global Holdings, Inc. (“DARR Global”), Emtec Federal issued a subordinated promissory note to DARR Global. The principal amount of the note is $1,002,900, and interest on the unpaid principal amount is payable at a rate of five percent (5%) per annum. Emtec Federal must repay the note at a rate of $250,000 per annum in monthly principal payments of $20,833 and all interest then accrued and unpaid on the note. However, if either (i) the Company achieves a defined EBITDA target or (ii) all amounts due under the notes issued to Mr. Grabel, Ms. Grabel and Four Kings Management LLC are paid in full, then Emtec Federal must repay the note at a rate of $350,000 per annum. The Company has guaranteed payment of all amounts due under the note pursuant to a guaranty dated February 5, 2007.

Family Relationships

Mary Margaret Grabel, the spouse of Keith Grabel, is an employee of Emtec Federal and is the owner of approximately thirteen percent (13%) of our outstanding Common Stock. There are no other family relationships among our director or officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by certain beneficial owners of the Company’s common stock. Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of the Company’s common stock complied with all Section 16(a) filing requirements applicable to them during fiscal year 2008 except for the following:

•	Frank Blaul filed a Form 4 on February 19, 2008 for transactions that occurred on January 14, 2008.
•	Gregory Chandler, Robert Mannarino, Frank Blaul, Stephen C. Donnelly, Keith Grabel, Ronald A. Seitz, Brian McAdams and Dinesh R. Desai each filed a Form 4 on December 2, 2008 for transactions that occurred on November 26, 2008.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Under SEC rules, qualified stockholders intending to present a proposal at the 2010 Annual Meeting and have it included in our proxy statement must submit the proposal in writing to Stephen C. Donnelly, Chief Financial Officer, Emtec, Inc., 525 Lincoln Drive, 5 Greentree Center, Suite 117, Marlton, New Jersey 08053. We must receive the proposal no later than October 15, 2009, and the proposal must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion. Any proposal received after October 15, 2009 will be considered untimely.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing as follows: Secretary, 525 Lincoln Drive, 5 Greentree Center, Suite 117, Marlton, New Jersey 08619; Telephone: 856-304-4030. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Stockholders’ action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable to serve, it is intended that the persons named in the proxy statement or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

The Company filed its Annual Report on Form 10-K for the year ended August 31, 2008 with the Securities and Exchange Commission on December 1, 2008. A copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Stockholder. Requests for copies of the Annual Report should be sent to: Sam Bhatt, Secretary, 525 Lincoln Drive, 5 Greentree Center, Suite 117, Marlton, New Jersey 08619.

By Order of the Board of Directors /s/ Sam Bhatt Sam Bhatt Corporate Secretary

Exhibit A

AMENDMENT NO. 1 TO
THE EMTEC, INC.
2006 STOCK-BASED INCENTIVE COMPENSATION PLAN

Pursuant to the power reserved to the Board of Directors in Section 11.1 of the Emtec, Inc. 2006 Stock-Based Incentive Compensation Plan (the “Plan”), and subject to the approval of the Company’s stockholders, the Board of Directors hereby amends the Plan as follows:

1. The first sentence of Section 5.1 of the Plan is hereby amended and restated in its entirety to read as follows:

“5.1 Subject to adjustment as provided in Section 10, the total number of shares of Common Stock available for Awards under the Plan shall be 2,543,207 shares; provided that no more than 500,000 shares of Common Stock may be issued pursuant to Incentive Stock Options, and no more than 500,000 shares may be awarded to any Employee as a Qualified Performance-Based Award in any one Performance Cycle.”

2. This Amendment shall become effective immediately upon its approval by the Company’s stockholders.

3. Except as expressly amended hereby, the Plan shall remain unmodified and in full force and effect.

* * * * *

To record the adoption of this Amendment No. 1 to the Plan, the Company has caused its authorized officers to affix its corporate name and seal this 26th day of December 2008.

[CORPORATE SEAL]	EMTEC, INC.
/s/ Stephen C. Donnelly By: Stephen C. Donnelly
Attest: /s/ Sam Bhatt, VP Finance and Secretary	Its: Chief Financial Officer

EMTEC, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned Stockholder of Emtec, Inc. (the "Company"), hereby revoking any contrary proxy previously given, hereby appoints Dinesh R. Desai, our Chairman, President and Chief Executive Officer, and Stephen C. Donnelly, our Chief Financial Officer, or any one of them (with full power to act alone and to designate substitutes and to make revocations) as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned on December 29, 2008, at the 2009 Annual Meeting of Stockholders, to be held at the The Enterprise Center at BCC, 3331 Route 38, Mt. Laurel, New Jersey 08054, on Monday, February 2, 2009 at 10:00 a.m., or any adjournment or postponement thereof, for the items shown on the reverse and, in the discretion of the proxies, in any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side). When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted "FOR" each of the proposals set forth on the reverse side.

(Continued and to be Completed on Reverse Side.)

1. To elect the nominees listed below as Class A Directors (three year term).

NOMINEES

☐ FOR ALL NOMINEES ◯ Dinesh R. Desai

◯ Brian McAdams

◯ Gregory Chandler

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

2. To elect the nominees listed below as Class B Director (one year term).

NOMINEES

☐ FOR ALL NOMINEES ◯ Keith Grabel

☐ WITHHOLD AUTHORITY FOR NOMINEE

INSTRUCTIONS To withhold authority to vote for any individual nominee(s) Mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold as shown here: ●

	FOR	AGAINST	ABSTAIN
3. To ratify the Board's selection of the firm of McGladrey & Pullen, LLP as independent auditors of the Company.	☐	☐	☐
4. To approve the amendment to the Company's 2006 Stock-Based Incentive Plan to increase the number of shares authorized for issuance from 1,400,000 to 2,543,207.	☐	☐	☐

This proxy confers authority to vote "FOR" the proposals listed unless otherwise indicated. If any other business is transacted at said meeting this proxy shall be voted in accordance with the judgment of the proxies. The Board of Directors recommends a vote "FOR" the listed proposals.

Your shares will be voted as recommended by the Board of Directors unless you otherwise indicate in which case they will be voted as marked.

This proxy is solicited on behalf of the Board of Directors of Emtec, Inc. and may be revoked prior to its exercise.

To change the address on your account, please check the box at right and indicate your new address in the address space on the right. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

New Address:

Signature of Stockholder: ______________________ **Date:** ____________

Signature of Stockholder: ______________________ **Date:** ____________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.